EXHIBIT 5.1

April 24, 2017 Aeterna Zentaris Inc. 315 Sigma Drive, Suite 302D Summerville, South Carolina 29486	Barristers & Solicitors / Patent & Trade-mark Agents Norton Rose Fulbright Canada LLP 1 Place Ville Marie, Suite 2500 Montréal, Quebec H3B 1R1 CANADA F: +1 514.286.5474 nortonrosefulbright.com

Dear Sirs/Mesdames:

This opinion is furnished to Aeterna Zentaris Inc. (Aeterna Zentaris), a corporation incorporated under the federal laws of Canada, in connection with the Registration Statement on Form F-3, as amended (the Registration Statement), filed by Aeterna Zentaris with the United States Securities and Exchange Commission (the SEC) on the date hereof, under the Securities Act of 1933, as amended (the Securities Act), with respect to common shares of Aeterna Zentaris (the Common Shares) and associated rights issued from time to time under Aeterna Zentaris’ shareholder rights plan dated March 29, 2016 (the Rights) which may be issued from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

As counsel, we have made such investigations and examined the originals, or duplicate, certified, conformed, telecopied or photostatic copies of such corporate records, agreements, documents and other instruments and have made such other investigations as we have considered necessary or relevant for the purposes of this opinion, including:

(a)                                       the Registration Statement;

(b)                                       the restated articles of incorporation, articles of amendment and by-laws of Aeterna Zentaris;

(c)                                        the shareholder rights plan agreement between Aeterna Zentaris and Computershare Trust Company of Canada dated March 29, 2016; and

(d)                                       a Certificate of Compliance dated April 12, 2017 issued by Corporations Canada and a Certificat d’attestation dated April 12, 2017 issued by the Quebec Registraire des entreprises, each pertaining to Aeterna Zentaris.

With respect to the accuracy of factual matters material to this opinion, we have relied upon certificates or comparable documents and representations of public officials and of officers of Aeterna Zentaris and have not performed any independent check or verification of such factual matters.

In giving this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as duplicates, certified, conformed, telecopied or photostatic copies and the authenticity of the originals of such latter documents. We have also assumed that the Certificate of Compliance and the certificat d’attestation referred to above will continue to be accurate as at the date of issuance of any Common Shares offered or sold under the Prospectus.

The opinion set forth below is limited to the laws of the Province of Quebec and the federal laws of Canada applicable therein, in each case in effect on the date hereof.

Norton Rose Fulbright Canada LLP is a limited liability partnership established in Canada.

Norton Rose Fulbright Canada LLP, Norton Rose Fulbright LLP, Norton Rose Fulbright Australia, Norton Rose Fulbright South Africa Inc and Norton Rose Fulbright US LLP are separate legal entities and all of them are members of Norton Rose Fulbright Verein, a Swiss verein. Norton Rose Fulbright Verein helps coordinate the activities of the members but does not itself provide legal services to clients. Details of each entity, with certain regulatory information, are at nortonrosefulbright.com.

Based upon and subject to the foregoing, we are of the opinion that with respect to any offering of Common Shares, provided that: (i) the Registration Statement and any amendments thereto (including post-effective amendments) have been declared effective; (ii) a prospectus supplement has been prepared and filed with the SEC describing the Common Shares offered thereby; (iii) if the Common Shares are to be sold pursuant to a purchase, underwriting, or similar agreement, such agreement has been duly authorized, executed, and delivered by Aeterna Zentaris and the other parties thereto and has become a valid and binding agreement of Aeterna Zentaris; and (iv) the Board of Directors of Aeterna Zentaris has taken all necessary corporate action to approve the issuance of the Common Shares (and the associated Rights) and related matters; then, the Common Shares (together with the associated Rights), when issued and sold in accordance with any duly authorized, executed, and delivered purchase, underwriting, or similar agreement and upon payment of the full consideration therefor, will be validly issued, fully paid and non-assessable. In addition, pursuant to its shareholder rights plan agreement dated March 29, 2016, the Rights are a binding obligation of Aeterna Zentaris under the laws of the Province of Quebec and the laws of Canada applicable therein, being the governing law applicable to such shareholder rights plan agreement.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement. In giving this consent, we do not hereby agree that we come within the category of persons whose consent is required by Section 7 of the Securities Act.

Yours truly,

/s/ Norton Rose Fulbright Canada LLP